Exhibit 99.1

Watsco EPS Jumps 109% to $2.90, Reflecting Record Sales,

Operating Profit, Operating Margin and Net Income

Strong Sales Growth, Higher Margins and Operating Efficiencies Drive Performance

Customer Adoption of Transformative Technologies Grows as Business Evolution Continues

Dividend Raised 13% to $8.80 Effective April 2022

MIAMI, FLORIDA – (GLOBENEWSWIRE), April 21, 2022 – Watsco, Inc. (NYSE: WSO) reported record operating results for the first quarter ended March 31, 2022.

Q1 Performance Highlights

•	34% sales growth to a record $1.52 billion

•	109% increase in EPS to a record $2.90 on record net income attributable to Watsco of $113 million

•	109% increase in operating income to a record $171 million (400 basis-point operating margin expansion to 11.2%)

•	53% gross profit increase to a record $450 million (370 basis-point increase in gross margin)

•	30% increase in SG&A (a 60 basis-point reduction in SG&A as a percentage of sales)

These results reflect added investments to grow adoption of Watsco’s industry-leading technology platforms, which collectively transform the customer experience, enhance operational efficiency, and help contractors grow faster as they deliver a more contemporary experience to homeowners and businesses. Taken as a whole, we believe that Watsco’s technology offering is solidifying existing customer relationships and creating new customer acquisition opportunities that are producing consistent gains in market share.

Albert H. Nahmad, Watsco’s Chairman and CEO, commented: “Watsco delivered exceptional performance during the first quarter. The Company achieved strong performance across all geographic markets and product categories and reflects a combination of strong unit growth, our ability to capture increased cost of goods through higher selling prices, a richer mix of high-efficiency systems and what, we believe, are technology-driven gains in market share. Our teams and associates are accomplishing extraordinary things and we thank them for their commitment and remarkable efforts to serve customers under what continues to be challenging circumstances. Although it is still early in the year, we are encouraged by current demand trends and expect Watsco to produce another record year.”

Q1 Same-Store Performance

•	25% sales growth

•	26% growth in HVAC equipment (67% of sales)

•	24% increase in other HVAC products (29% of sales)

•	35% increase in commercial refrigeration products (4% of sales)

•	103% increase in operating income (440 basis-point expansion in operating margin to 11.6%)

•	43% gross profit increase (360 basis-point increase in gross margin)

•	19% increase in SG&A (a 100 basis-point reduction as a percentage of sales)

A.J Nahmad, Watsco’s President, commented: “We are particularly pleased with the continued adoption of our technology platforms by more and more customers. These platforms enable contractors to sell more high-efficiency HVAC systems, which benefits the consumer in the form of lower energy costs and benefits our climate in the form of reduced CO2e emissions over time. As the digital age influences how HVAC/R products and services are sold, we believe that Watsco’s customer-focused technologies, scale and leadership position offer significant long-term value.”

It is important to note that the first and fourth quarter of each calendar year are highly seasonal due to the nature and timing of replacement demand for HVAC/R systems, which is strongest in the second and third quarters. Accordingly, the Company’s first and fourth quarter financial results are disproportionately affected by seasonality.

External Factors Influencing Results

Certain factors continued to influence the HVAC/R industry along with the Company’s operating performance during the first quarter.

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Inflation – OEMs and manufacturers raised prices over the last two years in response to inflationary pressures. Watsco in turn has raised selling prices, resulting in higher sales. The Company actively monitors market conditions through a variety of processes and technologies and communicates with suppliers to sustain competitiveness and profitability. For example, sales of residential HVAC/R equipment (excluding acquisitions) increased 26% during the quarter, comprised of an 8% increase in unit sales and an 18% increase in average unit selling prices, which includes the added pricing and the improved sales mix of higher-efficiency systems.

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Supply chain – OEMs have experienced supply chain disruptions attributable to component availability, labor shortages, transportation delays and other logistical challenges, resulting in constrained product availability and lengthened lead times. Despite these disruptions, Watsco delivered strong unit growth during the impacted periods. Product availability has improved and inventory levels are being reestablished to meet demand.

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Operating expenses – reflecting the current demand environment and supply chain-related disruptions, the Company has incurred incremental costs to serve customers, including higher personnel costs and other operational increases. For example, Watsco’s freight and delivery costs (excluding acquisitions) increased 23% or $7 million (12 cents per share) during the quarter, reflecting higher-than-normal inventory movement within our network to meet customer demand. We expect incremental costs to moderate as OEM supply chains normalize.

Industry Trends and Watsco Initiatives to Drive Performance

The Company believes there are important catalysts emerging that will positively influence future replacement demand for HVAC systems above and beyond the traditional assumptions about the replacement cycle and average useful life. These catalysts include:

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Energy efficiency mandates that raise the minimum standard for new replacement systems sold beginning in 2023. In general terms, these mandates will raise the minimum SEER rating of new HVAC systems from 14 to 15 SEER in southern markets and 13 to 14 SEER in northern markets. Historically these mandates have benefited unit volumes and price realization as the industry transitions toward the new standards;

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Upcoming mandates related to the phase-out of high GWP refrigerants used in virtually every HVAC/R system currently installed. Beginning this year and continuing through 2029, the industry is required to gradually phase-out current refrigerants such that all new products beginning on January 1, 2025 will be required to have lower GWP refrigerants;

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Awareness, sensitivity and willingness of many consumers to listen to or act on environmental concerns. This includes commercial end-markets as owners of commercial and industrial buildings allocate capital to reduce their carbon footprint, improve energy efficiency, maximize indoor-air quality, and upgrade infrastructure over time;

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Contractor-customer aptitude to offer, sell and install higher-efficiency systems and related controls and accessories, particularly those who use Watsco’s proprietary technology platforms, OnCall Air® and CreditForComfort®, which provide homeowners a digital experience to buy and finance replacement HVAC/R systems; and

•	The long-term trend toward electrification and the advent of ultra-low temperature heat pump systems that will gradually replace existing fossil-fuel powered heating systems.

These catalysts are expected to influence demand and contractor behavior in the years ahead and, as such, Watsco is making investments to capitalize on the opportunities these changes will bring about. We believe Watsco possesses unique advantages given its scale, technology platforms, capacity to invest, and its diverse group of OEM relationships.

Additional information

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Watsco continues to invest in transformative technologies to better serve customers and gain market share. The community of active users of our platforms grew sales 30% faster than Watsco’s overall sales growth rate over the 12 months ended March 31, 2022 and experienced 70% less sales attrition year over year. Given these results, Watsco has boosted its annual technology spending by $10 million to $46 million over the last 12 months ended March 31, 2022 as compared to the same period a year ago.

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Watsco has added over 600 employees since March 31, 2021 (excluding acquisitions) in response to strong sales growth, investments in new locations, and collaborative strategies with our OEM-partners to invest in future growth. In addition, Watsco’s culture to reward performance through a variety of pay-for-performance incentive programs to sales professionals and field leaders has resulted in a $7 million increase in commissions and other performance-based compensation (12 cents per share) during the quarter.

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Watsco’s location network has grown 16%, or by 96 locations, over the last three years from a combination of six acquisitions of market-leading businesses, most of which are in markets that were not served by Watsco prior to the acquisition. We have made follow-on investments in products, people and technology in support of these new growth opportunities. In aggregate, the sales of acquired locations over the last 12 months were approximately $800 million.

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Watsco is a leading distributor of ductless HVAC products used in residential and commercial applications covering domestic and international markets. Watsco’s sales of ductless products were approximately $400 million based on the 12 months ended March 31, 2022 and increased by 45% during the first quarter of 2022 (excluding acquisitions). The movement toward higher-efficiency products and electrification of heating systems, along with the increasing acceptance of ductless technology by contractors and consumers, are expected to benefit the sale of these products now and over the long-term.

Technology Updates

Watsco continues to invest in technologies that are transforming the HVAC/R distribution landscape. Specific technology-related highlights for the first quarter of 2022 include:

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Product Information Management (PIM) is Watsco’s industry’s leading repository of product information delivered seamlessly in digital form through Watsco’s mobile apps and e-commerce platform to HVAC contractors in the field. Watsco has now digitized product information for approximately 980,000 SKUs, which are currently being accessed by more than 350,000 contractors and technicians.

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Contractor Assist mobile apps provide customers in the field with real-time access to critical information to make technicians more efficient, including real-time access to time-sensitive product detail, pricing, inventory availability, warranty look-up, technical support, and more. The number of authenticated mobile-app (defined as users with a corresponding e-commerce account) grew 23% over the prior year and the total user community now consists of more than 67,000 unique users.

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E-Commerce sales continued to grow as more customers transacted online. For the 12 months ended March 31, 2022, the Company eclipsed $2 billion in e-commerce sales as the number of active e-commerce customers grew 19% over the prior year. E-commerce sales grew 34% during the quarter, outpacing the Company’s overall 25% organic sales growth rate.

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OnCall Air®, Watsco’s digital sales platform for use by HVAC/R contractors, and CreditForComfort®, its companion consumer financing platform, both saw increased penetration as more contractors engage digitally with consumers. During the first quarter, customers using OnCall Air® presented quotes to approximately 45,000 households, a 40% increase over the comparable prior year period, and generated approximately $165 million in gross merchandise value of sales from contractor to homeowner, a 59% increase over last year.

Climate Change and ESG Focus

Watsco’s business model plays an important and significant role in the drive to lower CO2e emissions. According to the Department of Energy, heating and air conditioning accounts for roughly half of U.S. household energy consumption. As such, replacing HVAC systems at higher efficiency levels is one of the most meaningful steps homeowners can take to reduce electricity consumption and carbon footprint over time.

The overwhelming majority of new HVAC systems sold by Watsco replace systems that likely operate well below current minimum efficiency standards in the U.S and may use more harmful refrigerants that have been subsequently phased-out. As consumers replace HVAC systems with new, higher-efficiency systems, homeowners will consume less energy, save costs and reduce the carbon footprint over time.

The sale of high-efficiency systems has long been a focus of Watsco and the Company has invested in tools and technology intended to capture an increasingly richer sales mix over time. In addition, regulatory mandates, such as those that will take effect beginning in 2023, periodically increase the required minimum SEER, thus providing a catalyst for greater sales of higher-efficiency systems. Recently enacted regulations will increase the current minimum SEER beginning in 2023 (in general terms, to 14 SEER from 13 SEER in the Northern U.S. and to 15 SEER from 14 SEER for the Southern U.S.).

The Company offers a broad variety of systems that operate well beyond the minimum SEER standards ranging from base-level efficiency to systems that exceed 20 SEER. Watsco’s sales of higher-efficiency residential HVAC systems (those above base-level efficiency) during the first quarter grew 31% versus last year, outpacing the overall growth rate of 26% for U.S. residential HVAC equipment. Based on estimates validated by independent sources, Watsco averted an estimated 11.4 million metric tons of CO2e emissions from January1, 2020 to March 31, 2022 through the sale of replacement HVAC systems at higher-efficiency standards. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com/environment.

A.J. Nahmad added: “We are encouraged by the continued adoption of Watsco’s technology platforms and the ability of that technology to influence the products sold to homeowners. At scale, our technology offering can contribute meaningfully to ongoing efforts to combat climate change. As more homeowners become cognizant of their energy consumption and its impact on climate change, Watsco’s technology provides HVAC/R contractors an edge in the marketplace. We have invested in additional resources and training to help contractors succeed in this evolving marketplace and we are committed to doing even more over time.”

Cash Flow & Dividends

Watsco’s operating cash flow for the quarter was a $102 million use of cash, reflecting working capital investments (accounts receivable and inventory) commensurate with significant growth in sales. From 2016 through 2021, operating cash flow was approximately $2.0 billion versus net income of approximately $1.9 billion, surpassing the Company’s goal of generating cash flow in excess of net income.

Watsco has paid cash dividends to shareholders for 48 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to invest in additional organic and inorganic opportunities.

In April 2022, Watsco’s annual dividend was increased 13% to $8.80 per share, which will be reflected in its next scheduled quarterly payment date on April 29, 2022. Future dividend increases will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s financial condition.

First Quarter Earnings Conference Call Information

Date: April 21, 2022

Time: 10:00 a.m. (ET)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 671 locations each year to get information, obtain technical support and buy products.

The Company believes there is long-term opportunity to be a significant participant and contributor in efforts to address climate change. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below current government-mandated energy efficiency and environmental standards, resulting in higher energy use and costs to homeowners. Sales of higher-efficiency replacement systems have long been a fundamental opportunity in Watsco’s marketplace. Watsco plans to actively collaborate with its OEM partners and key stakeholders to lead these ongoing efforts in its marketplace. Additional information about Watsco may be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonality of product sales, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended March 31,
	2022	2021
Revenues	$1,523,570	$1,136,118
Cost of sales	1,073,212	841,297

Gross profit	450,358	294,821
Gross profit margin	29.6%	25.9%

SG&A expenses	283,354	217,612

Other income	4,045	4,671
Operating income	171,049	81,880
Operating margin	11.2%	7.2%

Interest expense, net	558	88

Income before income taxes	170,491	81,792
Income taxes	35,601	15,665

Net income	134,890	66,127
Less: net income attributable to non-controlling interest	21,592	11,035

Net income attributable to Watsco	$113,298	$55,092

Diluted earnings per share:
Net income attributable to Watsco shareholders	$113,298	$55,092
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	10,297	6,054	(1)

Earnings allocated to Watsco shareholders	$103,001	$49,038

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,504,380	35,329,833

Diluted earnings per share for Common and Class B common stock	$2.90	$1.39	(1)

(1)

These amounts include the dilutive impact attributable to the excess of dividends paid on restricted shares over the net income allocated to non-vested restricted common stock. Such excess amount was $1.2 million in the first quarter of 2021 (3 cents per share). The Company expects this dilutive impact to be seasonal during the first and fourth quarters of each year due to EPS in such periods generally being less than the quarterly dividend rate.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2022	2021
Cash and cash equivalents	$110,607	$118,268
Accounts receivable, net	790,013	698,456
Inventories, net	1,390,298	1,115,469
Other	29,210	29,207

Total current assets	2,320,128	1,961,400

Property and equipment, net	115,385	111,019
Operating lease right-of-use assets	288,660	268,528
Goodwill, intangibles, net and other	749,716	744,914

Total assets	$3,473,889	$3,085,861

Accounts payable and accrued expenses	$750,027	$642,221
Current portion of long-term obligations	86,812	84,501

Total current liabilities	836,839	726,722

Borrowings under revolving credit agreement	262,500	89,000
Operating lease liabilities, net of current portion	205,163	187,024
Deferred income taxes and other liabilities	88,672	85,700

Total liabilities	1,393,174	1,088,446

Watsco’s shareholders’ equity	1,725,210	1,664,948
Non-controlling interest	355,505	332,467

Shareholders’ equity	2,080,715	1,997,415

Total liabilities and shareholders’ equity	$3,473,889	$3,085,861

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$134,890	$66,127
Non-cash items	20,737	14,708
Changes in working capital, net of effects of acquisition
Accounts receivable	(91,775)	(61,072)
Inventories, net	(273,703)	(204,593)
Accounts payable and other liabilities	107,755	149,914
Other, net	474	(2,829)

Net cash used in operating activities	(101,622)	(37,745)

Cash flows from investing activities:
Capital expenditures, net	(8,171)	(4,772)
Proceeds from sale of equity securities	—	5,993
Other	(47)	—

Net cash (used in) provided by investing activities	(8,218)	1,221

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(75,795)	(68,521)
Net proceeds under revolving credit agreement	173,500	48,900
Other	3,707	3,371

Net cash provided by (used in) financing activities	101,412	(16,250)

Effect of foreign exchange rate changes	767	582

Net decrease in cash and cash equivalents	(7,661)	(52,192)
Cash and cash equivalents at beginning of period	118,268	146,067

Cash and cash equivalents at end of period	$110,607	$93,875